Exhibit 5.1

[PERKINS COIE LLP LETTERHEAD]

December 30, 2009

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

Re:	Registration Statement on Form S-8 of Shares of Common Stock,

$0.001 par value per share, of Nanometrics Incorporated (the

“Company”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 1,200,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), that may be issued pursuant to the Nanometrics Incorporated Amended and Restated 2003 Employee Stock Purchase Plan (the “Plan”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on and subject to the foregoing, we are of the opinion that any Shares that may be issued by the Company pursuant to the Plan, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration for such Shares in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP